Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-126161 and 333-150053 on Form S-8 of our reports dated February 25, 2009, relating to the consolidated financial statements and financial statement schedule of TreeHouse Foods, Inc. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 25, 2009